FILE NO: 11430/9

October 5, 2010

EXHIBIT 5.1

Validity Opinion

Board of Directors

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Ladies and Gentlemen:

We have acted as counsel to Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), in connection with the Agreement and Plan of Merger dated as of December 27, 2009, between Tower and First Chester County Corporation, a Pennsylvania corporation (“First Chester”), as amended by that certain First Amendment to Agreement and Plan of Merger dated March 4, 2010, and that certain Second Amendment to Agreement and Plan of Merger dated August 25, 2010 (as amended, the “Merger Agreement”), providing for the merger (the “Merger”) of First Chester with and into Tower. At the effective time of the Merger, the outstanding shares of First Chester common stock, $1.00 par value per share (“First Chester Common Stock”), will be converted into the right of holders of First Chester Common Stock to receive, in exchange for each share of First Chester Common Stock, a maximum of 0.464 shares of Tower common stock, no par value per share (“Tower Common Stock”), or approximately 3,037,658 shares of Tower Common Stock (the “Shares”) in the aggregate, subject to adjustment as set forth in the Merger Agreement.

We are also acting as counsel to Tower in connection with the Registration Statement on Form S-4 initially filed by Tower with the Securities and Exchange Commission on September 3, 2010, as the same shall be amended (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of First Chester Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined, among other things:

(1)	an executed copy of the Merger Agreement;

October 5, 2010

(2)	a copy certified to our satisfaction of the Articles of Incorporation of Tower as in effect on the date hereof;

(3)	copies certified to our satisfaction of resolutions adopted by the Board of Directors of Tower, including resolutions approving the Merger Agreement and the issuance of the Shares; and

(4)	such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish this opinion.

We have assumed for the purpose of this opinion that:

(1)	the Merger Agreement has been duly and validly authorized, executed and delivered by First Chester, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

(2)	the Merger will be consummated in accordance with the terms of the Merger Agreement.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be issued by Tower as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Rhoads & Sinon LLP